FRONTIER

Frontier Airlines, Inc.
4545 Airport Way
Denver, Colorado 80239

August 25, 2023 (REVISED)

Rajat Khanna
Charlotte, NC

Re: Offer Letter – SVP & Chief Information Officer

Dear Rajat:

Frontier Airlines, Inc. ("Frontier") is pleased to offer the position of Senior Vice President & Chief Information Officer. You will have such duties as are normally associated with this position as such duties may be modified or supplemented by James Dempsey, EVP & CFO, or any subsequent designee, to whom you will report. In the course of your employment with Frontier, you will be subject to and required to comply with all company policies and applicable laws and regulations. These include equal employment opportunity in hiring, assignments, training, promotions, compensation, employee benefits, employee discipline and discharge, and all other terms and conditions of employment.

Your employment will begin on October ~~4~~ 5th RK, 2023, contingent on the successful completion of our normal compliance processes, including background screening, reference check and drug testing (as needed). Beginning on that date, you will be paid a base salary at the annual rate of $370,000 (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with Frontier's standard payroll policies and be subject to adjustment pursuant to Frontier's policies as in effect from time to time, which policies currently include an annual review.

Short-Term Incentive: In addition to your base salary, you will be eligible to earn an annual cash performance bonus, at the discretion of Frontier's Board of Directors or one of such board's committees, based on the attainment of performance metrics for Frontier and/or individual performance objectives, in each case established and evaluated by such board or one of its committees. Your target annual bonus will be 65% of your base salary, but the actual amount of your annual bonus may range from 0% to 130% of your base salary. Any annual bonus will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether Frontier pays you an annual bonus and the amount of any such annual bonus will be determined by Frontier in its sole discretion. For 2023, your target and any actual annual bonus will be calculated and prorated based on the portion of the year during which you were employed by Frontier.

***Signing Bonus*:** You will be eligible for a one-time lump sum signing bonus of $120,000 (minus applicable taxes and withholdings). This bonus will be paid to you following 90 completed days of full time employment. You agree that if you voluntarily end your employment with Frontier Airlines, Inc. or are terminated for cause within twelve (12) months of your start date, you will

repay a prorated share of the signing bonus for – 1/12 of the total bonus amount per month remaining in the term. Further, by signing below, you authorize that any amount owed will be deducted from your final paycheck and that any balance due to Frontier will be repaid by you no later than thirty (30) days after your separation of employment.

Equity: Frontier is owned by Frontier Group Holdings, Inc. ("FGHI"). FGHI has adopted an equity incentive plan and related documents (the "Equity Plan") pursuant to which FGHI may grant equity awards. At its first regularly scheduled meeting after your employment start date, FGHI's Board will grant to you, pursuant to the Equity Plan, a number of restricted stock units equal to $1,100,000 divided by the per share fair market value of FGHI's common stock as determined by the Board in its sole discretion. The restricted stock units will vest as to twenty-five percent (25%) of the shares of FGHI common stock initially subject thereto on each anniversary of your employment start date, subject to your continuing employment by Frontier through the applicable vesting date. However, if you are terminated without Cause within your first twelve months of employment, you will receive the cash equivalent of the market value of your first 25% tranche of your initial equity grant calculated as of your last date of employment. Your equity award shall vest fully upon any Change in Control (as defined in the Equity Plan.) The restricted stock units shall otherwise be subject to the terms of the applicable plan and the restricted stock unit agreement evidencing the award to be entered into between you and FGHI.

Relocation: This position is based at Frontier's headquarters in Denver, Colorado. By July 1, 2024 you will be expected to permanently reside in the Denver metro area. Until that time, you will be able to commute in via Positive Space travel on Frontier airlines on a schedule determined by you and your supervisor, but at a minimum level of two days per week, and up to five days per week based on business demands. Beyond air travel, commuting costs will be your responsibility, but may be reimbursed as part of your relocation allowance. Should you fail to permanently relocate to Denver or terminate your employment with Frontier, in both cases on or before July 1, 2024, you will be expected to reimburse Frontier for any monies paid to you as part of your relocation reimbursement (see below paragraph); such expenses may be deducted from your final paycheck, among other alternatives, if not promptly reimbursed.

Frontier will reimburse you for all reasonable expenses you and your immediate family incur in relocating to Denver, Colorado, including air fare, car rental, hotels, meals, commuting expense and other temporary living expenses, as well as packing, unpacking and shipping costs for personal and household items and an automobile, and sales commission on home, up to $150,000 for all such expenses. Any relocation expenses exceeding $150,000 must be approved by Frontier's Vice President, Human Resources. Relocation expenses must be submitted no later than October 31, 2024; any unused funds will be forfeited at that time.

Travel Benefits: During the term of your employment, Frontier will provide you, your spouse, your eligible children and your parents privileges to travel positive space on Frontier Airlines with the priority code PS2B in accordance with Frontier policy to the same extent and use of such benefits by senior executives (the "Flight Benefit"). You shall also receive flight benefits on Frontier Airlines in the form of a Universal Air Travel Plan, Inc. ("UATP") card made available

Frontier Airlines, Inc.
4545 Airport Way
Denver, Colorado 80239

once per twelve-month period that provides for travel by you and your family and friends solely on Frontier Airlines in the amount of eight thousand two hundred and fifty dollars ($8,250) that must be used, if at all, within twelve months of the date the UTAP card is issued. Your $8,250 annual UATP benefit will be prorated for 2023.

Vacation: During the term of your employment, you will be entitled to four weeks of annual paid vacation, in accordance with Frontier's vacation policy as it may be amended from time to time. Please note that vacation time at this level is not tracked, nor is unused vacation time paid out upon separation.

Benefits: You will be eligible during your employment to participate in all the employee benefits and benefit plans that Frontier generally makes available to its regular full-time employees. In addition, during your employment, you will be eligible for other standard benefits, to the extent applicable generally to other similarly situated employees of Frontier. Frontier reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

If Frontier terminates your employment without Cause (as defined in the Equity Plan) and you deliver a general release of all claims against Frontier and its affiliates in a form acceptable to Frontier that becomes effective and irrevocable within 60 days following such termination of employment, then you shall be entitled to the following: (i) you shall receive a lump sum payment equal to the sum of your base salary and target bonus at the time of termination (or two times such base salary and target bonus if such termination occurs within twelve months after a Change in Control or your duties are substantially diminished within such twelve months and you resign within such twelve months), less applicable withholdings; and (ii) Frontier will continue to provide the Flight Benefit until the first anniversary of your termination date (or the second anniversary of such date if such termination occurs within twelve months after a Change in Control or your duties are substantially diminished within such twelve months and you resign within such twelve months).

No amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), shall be payable pursuant to this letter agreement unless your termination of employment constitutes a "separation from service" with Frontier within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. To the extent that any reimbursements or in-kind benefits provided pursuant to this letter agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this letter agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or the amount of in-kind benefits to which you are entitled, respectively, in any subsequent year, and your right to reimbursement or in-kind benefits under this letter agreement will not be subject to liquidation or exchange for another benefit. If Frontier determines that you are a

"specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, any amount deemed deferred compensation subject to Section 409A of the Code to which you are entitled under this letter agreement in connection with such separation from service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.

Frontier requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by Frontier. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Frontier, please discuss that with Frontier's Chief Executive Officer in advance of accepting another position.

As a condition of employment, you will be required to comply with the Additional Terms attached hereto as Exhibit A, which by this reference are incorporated in this letter agreement.

By signing below, you represent that your performance of services to Frontier will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others or confidentiality of proprietary information, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with Frontier is "at will". This means that it can be terminated by you or by Frontier at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as Frontier's personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of Frontier.

This letter agreement shall be interpreted and construed in accordance with Colorado law without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent written agreement, signed by you and the Chief Executive Officer of Frontier. Any prior or contemporaneous representations (whether oral or written) not contained in this letter agreement that may have been made to you will be expressly cancelled and superseded by this letter agreement.

Please sign and date this letter agreement and return it to me by email at steve.schuller@flyfrontier.com by Wednesday August 30, 2023 if you wish to accept employment by Frontier under the terms described above, failing which the offer made by our submission of this letter agreement will expire at the close of business in Denver, Colorado on such date. If you accept this offer by signing a counterpart and returning it to the undersigned as thus described, this letter agreement shall constitute the complete agreement between you and Frontier with respect to the terms and conditions of your employment.

Frontier Airlines, Inc.
4545 Airport Way
Denver, Colorado 80239

We look forward to a productive and enjoyable work relationship.

Sincerely,

Steve C Schuller

Steven C. Schuller
VP, Human Resources

I agree with and accept the foregoing terms.

Rajat Khanna

Rajat Khanna

August 25th 2023

Date